Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 for United States Gasoline Fund, LP of our report dated March 10, 2017 relating to the statements of financial condition as of December 31, 2016 and 2015, including the schedules of investments as of December 31, 2016 and 2015, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2016, 2015, and 2014 of United States Gasoline Fund, LP and to our report dated March 10, 2017 relating to the effectiveness of United States Gasoline Fund, LP’s internal control over financial reporting, which reports were included in the Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2016, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 20, 2017